Exhibit 10.1
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is hereby made and entered into as of this 15th day of March, 2022 (the “Amendment Effective Date”), by and between General Electric Company (the “Company”), and Henry Lawrence Culp, Jr. (“Executive”).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of October 1, 2018, which was amended by Amendment No.1 to Employment Agreement, dated as of August 18, 2020 (as amended, the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement, with such amendment to be effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Amendments. The Employment Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

(a)Section 5(c) of the Employment Agreement is hereby amended and restated as set forth below.

“Long-Term Incentive Awards. The Executive will be eligible to participate in the Company’s annual long-term incentive equity grant program beginning with the 2019 performance year. As an inducement to the Executive to commence employment with the Company, the Company hereby agrees that for each year during the term of this Agreement, commencing with 2019, the target grant date fair value of the Executive’s annual long-term incentive equity award will equal $15,000,000, except that for 2022, the target grant date fair value of the Executive’s annual long-term incentive equity award will equal $5,000,000, as determined in accordance with normal Company procedures (the “Target LTIP Amount”). The Target LTIP Amount shall be reviewed for increases on the same basis as such target long-term incentive equity grant program reviews are made with respect to other executive officers of the Company, but shall not be subject to decrease (except as explicitly provided for 2022). The awards shall be delivered in the form of performance stock units (“PSUs”) and shall have such terms and conditions consistent with PSUs granted to other executives of the Company as part of the Company’s annual long-term incentive equity grant program for such year, including performance objectives and measures, vesting and timing of grants. If, during any year of the term of this Agreement, awards having a grant date fair value equal to the Target LTIP Amount cannot be granted pursuant to the Company’s stockholder-approved equity plan due to the individual or overall award limitations therein, or pursuant to any exemption from the New York Stock Exchange requirements that equity awards be granted pursuant to a stockholder-approved plan, the Company may provide the Executive with a cash-based award that is structured in a manner that is intended to achieve substantially the same economic outcome to the parties as a PSU having a grant date value equal to the Target LTIP Amount, and failing that, the parties agree to negotiate in good faith an alternative award structure.”

2.Effect of Amendment. Except as set forth in this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

3.Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law provisions).

4.Counterparts. This Amendment may be executed in counterparts, each of which shall be an original.

IN WITNESS WHEREOF, this Amendment has been duly executed by and on behalf of the parties hereto as of date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ L. Kevin Cox
Name:	Kevin Cox
Title:	Senior Vice President and Chief Human Resources Officer

EXECUTIVE

/s/ Henry Lawrence Culp, Jr.
Henry Lawrence Culp, Jr.